Exhibit 10.34

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of December 12, 2016 (the “Amendment Effective Date”), by and between Scott Levin (the “Executive”) and FTD Companies, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Company and the Executive entered into that certain Employment Agreement (the “Agreement”) dated as of July 28, 2014; and
WHEREAS, the parties desire to amend the Agreement in the manner reflected herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions herein, the parties, intending to be legally bound, hereby agree as follows:

1.	Section 1(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(a) The term of this Agreement will commence on the Effective Date and extend through December 31, 2019, unless this Agreement is earlier terminated as provided herein (the "Initial Term"). If the transactions contemplated by the Purchase Agreement (as hereinafter defined) are not consummated for any reason, this Agreement shall be deemed null and void and shall terminate effective as of the termination of the Purchase Agreement, and the 2013 Agreement shall continue with full force and effect. The Initial Term, as well as the term as it may be extended by this sentence, will be automatically extended for an additional one-year period (the Initial Term with any such extension shall be referred to as the "Term") unless either party gives notice to the other of its decision not to extend no later than 180 days prior to December 31, 2019 and on each one-year anniversary date thereafter. If the Company provides notice of its decision not to extend, Employee’s employment with the Company shall terminate on the last day of the Term, unless terminated earlier pursuant to Section 7, and such termination of employment on the last day of the Term shall be considered a termination by the Company “without cause” (as defined below) during the Term entitling Employee, upon satisfaction of the Release Condition set forth below in Section 7(b), to the benefits provided for in Sections 4 and 7 below. If the Company provides such notice of its decision not to extend and Employee has not provided a similar notice, it shall be presumed that Employee was willing and able to extend the Term on terms and conditions substantially similar to those existing prior to such notice.”

2.	The first sentence in Section 4(a) of the Agreement is hereby deleted and replaced with the following:
“If Employee's employment is terminated by the Company "without cause" or by Employee for "good reason" (as each term is defined below) during the Term, then upon Employee's satisfaction of the Release Condition set forth in Section 7(b) below, any and all equity awards Employee holds on the date of such termination will fully vest on an accelerated basis with respect to all non-vested shares of Common Stock at the time subject to those awards.”

3.	Section 4 of the Agreement is hereby amended by adding a new Section 4(e) to the end of such section, as follows:

“(e) Notwithstanding anything to the contrary in any equity award agreement evidencing awards of stock options to Employee (except to the extent that more favorable treatment is otherwise provided in the equity award agreement), if Employee's employment is terminated by the

Company "without cause" or by Employee for "good reason" (as each term is defined below) during the Term, then upon Employee's satisfaction of the Release Condition set forth in Section 7(b) below, Employee shall have until the close of business on the last business day coincident with or immediately preceding the expiration of the twelve (12)-month period measured from the date of such termination during which to exercise such options for any or all of the shares for which any such option is vested and exercisable at the time of such termination. In no event, however, shall such option be exercisable at any time after the close of business on the last business day coincident with or immediately preceding the expiration date of such option.”

4.	Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

5.
Except to the extent amended hereby, all terms, provisions and conditions of the Agreement are hereby ratified and shall continue in full force and effect and the Agreement shall remain enforceable and binding in accordance with its terms.

6.
This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof. The parties consent to jurisdiction and venue in any federal or state court of competent jurisdiction located in the City of Chicago.

7.
This Amendment may be executed in one or more counterparts (including by means of facsimile signature pages), each of which shall be deemed an original, but all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

FTD COMPANIES, INC. By: /s/ Christopher Shean Name: Christopher Shean Title: Interim President & CEO	SCOTT LEVIN /s/ Scott Levin